Exhibit 99.1

Contacts:
Third Wave Technologies                     Vida Communication
Rod Hise                                    Stephanie Diaz (investors)
(608) 663-4010                              (415) 885-2298
rhise@twt.com                               sdiaz@vidaLLC.com

                                            Tim Brons (media)
                                            (646) 319-8981
                                            tbrons@vidaLLC.com

For Immediate Release

                  THIRD WAVE ANNOUNCES STOCK REPURCHASE PROGRAM

      MADISON, Wis., July 27, 2004--Third Wave Technologies Inc. (Nasdaq: TWTI), a leader in molecular diagnostics, today announced that its board of directors has authorized a program to repurchase up to 5% of the company's outstanding stock. Repurchases may be made in the open market and in private transactions at the discretion of management as market conditions warrant.

      "Third Wave's stock repurchase program underscores the confidence of our board of directors in the company's strategy, progress and long-term outlook," said John Puisis, president and chief executive officer of Third Wave. "Given the better-than-expected progress of our strategy and our ability to continue to fuel growth and innovation in our molecular diagnostic business, we believe repurchasing Third Wave stock at current valuations is among the best investments we can make. We are very pleased that the company's strong cash position enables us to create this opportunity to enhance shareholder value."

      As of June 30, 2004, Third Wave had $69.0 million in cash, cash equivalents and short-term investments, and 40.4 million shares outstanding.

About Third Wave Technologies

      Third Wave Technologies is a leader in the development and marketing of molecular diagnostics for a variety of DNA and RNA analysis applications, providing physicians and researchers with superior tools to diagnose and treat disease. Third Wave's Invader(R) technology provides the company's customers with exceptional accuracy, scalability and ease of use. The company offers a number of clinical products based on its Invader(R) technology for genetic testing related to multiple disease areas. For more information about Third Wave and its products, please visit the company's website at www.twt.com.


All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial

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agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

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